EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-136831 on Form S-3 of our reports, dated March 15, 2006, relating to the financial statements and financial statement schedule of Lipid Sciences, Inc., and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lipid Sciences, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
August 31, 2006